Exhibit 99.1

                         Profits Increase as J & J Snack
                      Foods Corp. Announces Record Quarter


    PENNSAUKEN, N.J.--(BUSINESS WIRE)--April 20, 2005--J & J Snack Foods Corp. (NASDAQ:JJSF) today announced record sales and earnings for its second quarter and six months ended March 26, 2005.
    Sales for the second quarter increased 4% to $99.4 million from $95.2 million in last year's second quarter. Net earnings increased 13% to $3.8 million from $3.3 million last year. Earnings per diluted share were $.41 for the March quarter compared to $.36 last year. Operating income increased 11% to $5.7 million this year from $5.1 million in the year ago period.
    For the six months ended March 26, 2005, sales increased 13% to $197.9 million from $175.2 million in last year's first half. Net earnings increased 21% to $6.3 million in the six months from $5.2 million last year. Earnings per diluted share were $.68 for the six months compared to $.57 last year. Operating income increased 18% to $9.3 million from $7.9 million in the year ago period.
    Gerald B. Shreiber, J & J's President and Chief Executive Officer, commented, "Improved performances in our food service and restaurant groups helped achieve our financial gains in this quarter. Our retail supermarket business was hampered by increased couponing costs in connection with product expansion; although, we are hopeful these will have a long-term positive impact."
    J & J Snack Foods Corp.'s principal products include SUPERPRETZEL, PRETZEL FILLERS and other soft pretzels, ICEE and ARCTIC BLAST frozen beverages, LUIGI'S, MAMA TISH'S, SHAPE UPS, MINUTE MAID(1) and BARQ'S(2) and CHILL frozen juice bars and ices, TIO PEPE'S churros, THE FUNNEL CAKE FACTORY funnel cakes, and MRS. GOODCOOKIE, CAMDEN CREEK, COUNTRY HOME and READI-BAKE cookies. J & J has manufacturing facilities in Pennsauken, Bridgeport and Bellmawr, New Jersey; Scranton, Hatfield and Chambersburg, Pennsylvania; Carrollton, Texas; Atlanta, Georgia and Vernon (Los Angeles) and Rancho Cucamonga, California.

    (1) MINUTE MAID is a registered trademark of The Coca-Cola
Company.

    (2) BARQ'S is a registered trademark of Barq's Inc.



                                Consolidated Statement of Operations
                                ------------------------------------
                               Three Months Ended    Six Months Ended
                               ------------------- -------------------
                               March 26, March 27, March 26, March 27,
                                 2005      2004      2005      2004
                               --------- --------- --------- ---------
                                           (in thousands)

Net sales                       $99,350   $95,214  $197,871  $175,159
Cost of goods sold               67,822    64,468   136,347   119,775
                               --------- --------- --------- ---------
  Gross profit                   31,528    30,746    61,524    55,384
Operating expenses               25,835    25,623    52,177    47,482
                               --------- --------- --------- ---------
Operating income                  5,693     5,123     9,347     7,902
Other income                        358        84       656       172
                               --------- --------- --------- ---------
  Earnings before income taxes    6,051     5,207    10,003     8,074
Income taxes                      2,261     1,865     3,731     2,907
                               --------- --------- --------- ---------
  Net earnings                   $3,790    $3,342    $6,272    $5,167
                               ========= ========= ========= =========

Earnings per diluted share         $.41      $.36      $.68      $.57
Earnings per basic share           $.42      $.38      $.69      $.58
Weighted average number of
 diluted shares                   9,290     9,170     9,263     9,105
Weighted average number of
 basic shares                     9,082     8,877     9,057     8,834


                                       Consolidated Balance Sheets
                                   -----------------------------------
                                    March 26, 2005  September 25, 2004
                                   ---------------- ------------------
                                             (in thousands)

Current assets                            $128,616           $138,412
Property, plant & equipment, net            88,938             89,474
Goodwill, net                               51,477             46,477
Other intangibles, net                       9,751              1,804
Other assets                                 1,232              1,257
                                   ---------------- ------------------
  Total                                   $280,014           $277,424
                                   ================ ==================

Current liabilities                         45,111             47,646
Deferred income taxes                       19,153             19,153
Other long term obligations                    408                529
Stockholders' equity                       215,342            210,096
                                   ---------------- ------------------
  Total                                   $280,014           $277,424
                                   ================ ==================


    The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof.



    CONTACT: J & J Snack Foods Corp.
             Dennis G. Moore, 856-665-9533